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                                                                       EXHIBIT 5


                      LEGAL OPINION OF JASON R. KARP, ESQ.


                               September 10, 2001

Board of Directors
e-centives, Inc.
6901 Rockledge Drive, 7th Floor
Bethesda, Maryland  20817


Gentlemen:

        I am the Vice President, General Counsel and Corporate Secretary of e-centives, Inc., a Delaware corporation (the "Company"), and I have acted as legal counsel to the Company in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the amendment to the Company's Amended and Restated Stock Option and Incentive Plan (the "Plan") to increase the number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable thereunder by 1,300,000 shares (the "Shares"), from 3,700,000 shares to 5,000,000 shares.

        In my capacity as General Counsel of the Company, I have examined and am familiar with (i) the executed copy of the Registration Statement; (ii) the Plan; (iii) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (iv) certain resolutions adopted by the Board of Directors of the Company relating to the amendment of the Plan, the registration of the additional shares issuable under the plan and certain related matters; (v) the written consent of the holders of a majority of the Company's common stock relating to the amendment of the Plan, and (vi) such agreements, certificates of public officials, certificates of officers or representatives of the Company and others and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

        Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares have been paid for and certificates therefor have been issued and delivered in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this opinion and consent, I do not admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.


                                            Very truly yours,

                                            /S/ JASON R. KARP

                                            Jason R. Karp
                                            Vice President, General Counsel
                                            and Corporate Secretary